Exhibit 99.1

COMMONWEALTH BIOTECHNOLOGIES COMPLETES ACQUISITION OF

FAIRFAX IDENTITY LABS

RICHMOND, VA – December 20, 2004 – Commonwealth Biotechnologies, Inc. (NASDAQ: CBTE), a comprehensive provider of contract biotechnology research services to government, industry and academia, today announced that as of December 15, 2004, it completed the acquisition of the assets of Fairfax Identity Labs (FIL), a division of Genetics & IVF Institute, Inc. Fairfax, VA, pursuant to an Asset Purchase Agreement executed November 18, 2004, as originally announced on November 19.

Effective as of December 16, FIL became a division of CBI. The transfer of all FIL equipment and personnel to CBI’s facility in Richmond is expected to be completed by the end of the year.

About CBI

Commonwealth Biotechnologies, Inc. a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery. It is accredited by the American Association of Blood Banking, CLIA and the National Forensic Science Technology Council, and operates fully accredited BSL-3 (for human pathogens) and DNA reference laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

SAFE HARBOR Declaration: No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information, contact:

Commonwealth Biotechnologies, Inc.

Dr. Robert B. Harris

President/CEO

rharris@cbi-biotech.com

Phone: 800 735 9224